Exhibit 21.1
Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Percent Owned
APLD Hosting, LLC	Nevada	100%
1.21 Gigawatts, LLC	Delaware	100%
APLD Rattlesnake Den I LLC	Delaware	100%
APLD Rattlesnake Den II LLC	Delaware	100%
APLD - JTND Phase II, LLC	Delaware	100%
APLD ELN-01 LLC	Nevada	100%
Applied Talent Resources LLC	Nevada	100%
APLD GPU-01 LLC	Delaware	100%
APLD HPC-01 LLC	Delaware	100%
Sai Computing Holdings LLC	Delaware	100%
Sai Computing LLC	Delaware	100%
Sai - Foundry Computing LLC	Delaware	98%
Highland Digital Holdings LLC	Delaware	50%
Applied Digital Cloud Corporation	Nevada	100%